                                     INDEX

SECTION                                      PAGE
-------------------------------------------------
ADDITIONAL PROTECTION BENEFIT RIDER
     Additional Protection Benefit           1
     Cost of Additional Protection Benefit   2
     Sum Insured Decreases                   2
     Suicide Limitation                      3
     Incontestability                        3
     Consideration                           3
     Termination                             3

                                     - I -

ADDITIONAL PROTECTION BENEFIT RIDER
--------------------------------------------------------------------------------

               We, National Life Insurance Company, will pay the Additional Protection Benefit, subject to the terms of this rider, in addition to the Death Benefit of the policy, when we receive at our Home Office due proof that the Insured died while this rider was in force.

               The date of issue of this rider is the policy Date of Issue unless a later date is set forth below.

ADDITIONAL
PROTECTION
BENEFIT

               Under Option A, the Additional Protection Benefit shall be the rider Sum Insured stated in the Data Section less any excess of the policy Death Benefit Standard over:

                    1. the policy Face Amount on the date of the Insured's death; less

                    2.   the amount of any Monthly Deductions then due; less

                    3.   any debt to us on this policy;

               but not less than zero.

               Under Option B, the Additional Protection Benefit shall be the rider Sum Insured stated in the Data Section less any excess of the policy Death Benefit standard over:

                    1. the policy Face Amount on the date of the Insured's death; plus

                    2. the Accumulated Value of the policy on the date of the Insured's death; less

                    3.   the amount of any Monthly Deductions then due; less

                    4.   any debt to us on this policy;

               but not less than zero.

               We will pay the Additional Protection Benefit to the Beneficiary when we receive at our Home Office due proof that the Insured died while this rider was in force. We will pay the Additional Protection Benefit in one sum unless a Payment Option, as described in the policy to which this rider is attached, is chosen. If the Additional Protection Benefit is paid in one sum, it shall be increased by interest from the date we receive proof of death to the date of payment. We will set the rate of interest at not less than the Minimum Interest Paid on Death Claims percentage shown in the Data Section.


                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
7956(0800)                                                                Page 1

COST OF
ADDITIONAL
PROTECTION
BENEFIT

               The Cost of Additional Protection Benefit rate on any day shall be based on the Sum Insured and duration of this rider, the Insured's sex and then Attained Age, and the rate class of the Sum Insured on the date of issue of this rider.

               On any Monthly Policy Date, the Cost of Additional Protection Benefit shall be:

                    1. the Cost of Additional Protection Benefit rate on such date divided by $1,000; multiplied times

                    2. the Additional Protection Benefit on such date, divided by the Cost of Insurance Divisor shown in the Data Section.

               We may change the Cost of Additional Protection Benefit rates from time to time based on our expectations of future experience. Any change in the Cost of Additional Protection Benefit rates shall apply to all riders of the same size and duration, insuring persons of the same sex, Attained Age, and rate class as the Insured. The Cost of Additional Protection Benefit rates shall not be greater than the rates set forth in the Table of Guaranteed Maximum Cost of Additional Protection Benefit Rates shown in the Data Section. These rates are based on the Mortality Table named in the Data Section.

SUM INSURED
DECREASES

               The Owner may request that the Sum Insured be decreased. A decrease may only be made during the lifetime of the Insured. We will send the Owner a revised or additional Data Section if a decrease is made.

               We will require a written request from the owner. A decrease in the Sum Insured shall be effective on the Monthly Policy Date on or next following our receipt of the request.

               Decreases shall not be permitted which would reduce the sum of the Face Amount plus the Sums Insured in force under this policy to less than any of the following:

                    1. the minimum insurance amount for which the policy would qualify as "Life Insurance" for Federal Income Tax purposes under the internal Revenue Code; or

                    2.   the Minimum Face Amount shown in the Data Section; or

                    3. 75% of the largest total sum of the Face Amount plus the Sums Insured in force under this policy at any time in the twelve policy months prior to our receipt of the request.


National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
7956(0800)                                                                Page 2

               A decrease in total insurance coverage shall apply in the following order:

                    1. first, to any increases in Face Amount or to the addition of any Additional Protection Benefit Riders providing coverage on the life of the Insured in the reverse order in which they were made;

                    2.   second, to the Face Amount on the Date of Issue.

               If both an increase in Face Amount and the addition of an Additional Protection Benefit Rider providing coverage on the life of the Insured became effective on the same date, a decrease in total coverage made effective on that date shall apply in the following order:

                    1. first, to any increase in total insurance coverage resulting from the addition of an Additional Protection Benefit Rider providing coverage on the life of the Insured;

                    2.   second, to any increase in Face Amount;

                    3.   third, to the Face Amount on the Date of Issue.

SUICIDE
LIMITATION

               If the Insured dies within two years of the date of issue of this rider as the result of suicide, while sane or insane, we will pay only the sum set forth in the Suicide Limitation provision of the policy. Payment will be made to the Beneficiary.

INCONTESTABILITY

               After this rider has been in force during the life of the Insured for two years from its date of issue, we will not contest it.

CONSIDERATION

               This rider is issued in consideration of the application for the rider and the monthly cost of the rider. The rider and a copy of the application for the rider shall become part of the policy on the date of issue of the rider.

TERMINATION

               This rider shall terminate on the earliest of:

                    1.   the date the policy terminates; or

                    2. any Monthly Policy Date requested, if before that date we receive at our Home Office written request for termination.

               When this rider terminates:

                    1.   all rights under this rider shall cease; and

                    2.   there will be no further monthly costs for this rider;
                         and

                    3. the policy will be considered separate and complete without this rider.


                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
7956(0800)                                                                Page 3

Signed for National Life Insurance Company at Montpelier, Vermont, as of the date of issue, by



     /s/ Patrick E. Welch
------------------------------
    Chairman of the Board
             and
   Chief Executive Officer

Rider date of issue if different from policy Date of Issue: ____________________


National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
7956(0800)                                                                Page 4